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                                                                   EXHIBIT 10.34


                                                         [QUADRAMED LETTERHEAD]

VIA FACSIMILE


March 5, 1997



Mr. Keith Roberts
981 Dolores Street
San Francisco, California 94110


Dear Keith:

This letter will confirm our offer to you of the position of Vice President and General Counsel for QuadraMed Corporation. Your starting annual salary will be $125,000 and you will be eligible for participation in the senior management bonus program. Under this program, your bonus, like other participants, will be based upon company performance, as well as your own individual performance, and is granted annually at the sole discretion of the Board of Directors. Should your employment end other than for cause, you would receive a severance package equal to six months of your base salary. "Cause" shall mean any of the following: (i) repeated failure to perform the duties of the Vice President and General Counsel in any substantial respect following 30 days prior notification in writing, (ii) conviction of a felony (other than a traffic violation) or other criminal conduct involving fraud or theft, or (iii) breach of any duty of loyalty to QuadraMed that is injurious to QuadraMed.

In addition, subject to the approval of the Board of Directors at the next meeting on March 10, you will be granted the option to purchase 85,000 shares of QuadraMed common stock under the QuadraMed Incentive Stock Option Plan. These options would vest immediately upon a change in control of the Company or upon a termination of your employment for any reason not related to cause.

You will be eligible to participate in all employee benefits available to officers, including four weeks of vacation annually.

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Mr. Keith Roberts
March 5, 1997
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Keith, we would be delighted to have you join our senior management team and are confident you will find this an exciting and rewarding career opportunity. I would like to hear from you as soon as possible. Please acknowledge your acceptance of this offer by executing below and returning to me in time to present this at our March 10 Board meeting.


Sincerely,



/s/ James D. Durham
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James D. Durham
Chairman and Chief Executive Officer






/s/ Keith M. Roberts                                            March 6, 1997
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Accepted                                                        Date